Exhibit 99.1

Albany International Reports Fourth-Quarter Results

Fourth-Quarter Financial Highlights

  Net sales from continuing operations were $194.3 million, a decrease of 1.6 percent compared to Q4 2011.
  Adjusted EBITDA from continuing operations for Q4 2012 was $37.8 million, compared to $29.8 million in Q4 2011 (see Tables 4 and 5).
  Q4 2012 income from continuing operations was $0.25 per share. These results include restructuring charges of $0.02, foreign currency revaluation losses of $0.08, and net unfavorable income tax adjustments of $0.01 (see Table 6).
  Q4 2011 income from continuing operations was a loss of $0.32 per share. These results included restructuring charges of $0.10 and foreign currency revaluation gains of $0.08, and net unfavorable income tax adjustments of $0.50 (see Table 7).
  Net debt declined $19.5 million during the quarter and $126.9 million for the full year (see Table 8).

ROCHESTER, N.H.--(BUSINESS WIRE)--February 6, 2013--Albany International Corp. (NYSE: AIN), a global advanced textiles and materials processing company with core businesses in machine clothing and engineered composites, reported Q4 2012 income from continuing operations of $8.0 million ($0.25 per share). These results include restructuring charges of $0.9 million ($0.02 per share), foreign currency revaluation losses of $4.0 million ($0.08 per share), and net unfavorable income tax adjustments of $0.1 million ($0.01 per share) (see Table 6).

Q4 2011 income from continuing operations was a loss of $10.0 million ($0.32 per share). These results included restructuring charges of $4.9 million ($0.10 per share), foreign currency revaluation gains of $3.5 million ($0.08 per share), and net unfavorable income tax adjustments of $15.6 million ($0.50 per share) (see Table 7).

Net sales from continuing operations were $194.3 million, a decrease of 1.6 percent compared to Q4 2011. The following table summarizes net sales by segment and the effect of changes in currency translation rates:

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	December 31,		Percent	Translation	Currency
(in thousands)	2012	2011	Change	Rates	Rate Effect
Machine Clothing (MC)	$174,295	$183,218	-4.9%	($2,161)	-3.7%
Engineered Composites (AEC)	20,040	14,182	41.3	-	41.3
Total	$194,335	$197,400	-1.6%	($2,161)	-0.5%

Gross profit was $79.0 million (40.6 percent of net sales) in the fourth quarter of 2012, compared to $77.0 million (39.0 percent of net sales) in the same period of 2011. The increase in gross profit percentage was primarily due to results at Machine Clothing, where gross profit margins increased from 42.1 percent in 2011 to 45.0 percent in 2012, reflecting high plant utilization in the Americas, favorable geographic sales mix, and the cumulative effect of restructuring actions taken over the last year.

Selling, technical, general, and research (STG&R) expenses were $58.4 million, or 30.0 percent of net sales, in the fourth quarter of 2012. STG&R expenses included losses of $1.2 million related to the revaluation of non-functional-currency assets and liabilities. In the fourth quarter of 2011, STG&R expenses were $61.8 million, or 31.3 percent of net sales, including gains of $0.9 million related to the revaluation of non-functional-currency assets and liabilities. The decrease in STG&R expense reflects lower bad debt charges and lower pension expense resulting from the settlement of certain pension liabilities in Q2 2012.

The following table summarizes fourth-quarter operating income by segment.

Table 2
	Operating Income/(loss)
	Three Months ended
	December 31,
(in thousands)	2012	2011
Machine Clothing	$43,112	$39,912
Engineered Composites	(187)	(583)
Research expenses	(7,564)	(8,230)
Unallocated expenses	(15,696)	(20,803)
Total	$19,665	$10,296

Q4 2012 Machine Clothing operating income included restructuring charges of $1.1 million and foreign currency revaluation losses of $1.2 million. Q4 2011 Machine Clothing operating income included restructuring charges of $2.5 million and foreign currency revaluation gains of $0.9 million. Unallocated expenses included restructuring charges of $2.4 million in Q4 2011.

Q4 2012 Other income/expense, net, was expense of $2.6 million, including losses of $2.8 million related to the revaluation of non-functional-currency intercompany balances. Other income/expense, net, in Q4 2011 was income of $2.2 million, including income of $2.7 million related to the revaluation of non-functional-currency intercompany balances.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 3
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	December 31,
(in thousands)	2012	2011
Operating income	($1,186)	$861
Other income/(expense), net	(2,829)	2,650
Total	($4,015)	$3,511

The Company’s effective income tax rate, exclusive of discrete tax items, was 38.5 percent for the fourth quarter of 2012, compared to 33.1 percent for the fourth quarter of 2011. Q4 2012 income tax expense included an unfavorable adjustment of $1.2 million related to a change in the tax rate, and net favorable discrete income tax adjustments of $1.1 million. Q4 2011 income tax expense included net discrete income tax charges of $16.2 million, and a favorable adjustment of $0.7 million related to a change in tax rate. The discrete tax charge in Q4 2011 was principally due to recording a valuation allowance in Germany resulting from the sale of the Company’s Doors business.

The following tables summarize Adjusted EBITDA from continuing operations:

Table 4
Three Months ended December 31, 2012
	Machine	Engineered	Research and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income/(loss) from continuing operations	$43,112	($187)	($34,945)	$7,980
Interest expense, net	-	-	3,991	3,991
Income tax expense	-	-	5,127	5,127
Depreciation and amortization	11,576	1,595	2,564	15,735
EBITDA from continuing operations	54,688	1,408	(23,263)	32,833
Restructuring and other, net	1,071	-	(159)	912
Foreign currency revaluation losses/(gains)	1,187	(2)	2,830	4,015
Adjusted EBITDA from continuing operations	$56,946	$1,406	($20,592)	$37,760

Table 5
Three Months ended December 31, 2011
	Machine	Engineered	Research and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income/(loss) from continuing operations	$39,912	($583)	($49,322)	( $9,993)
Interest expense, net	-	-	4,182	4,182
Income tax expense	-	-	18,279	18,279
Depreciation and amortization	12,038	1,319	2,640	15,997
EBITDA from continuing operations	51,950	736	(24,221)	28,465
Restructuring and other, net	2,465	-	2,396	4,861
Foreign currency revaluation gains	(860)	(1)	(2,650)	(3,511)
Adjusted EBITDA from continuing operations	$53,555	$735	($24,475)	$29,815

Capital spending for equipment and software was $11.8 million for the fourth quarter of 2012, bringing the full-year total to $37.2 million. Depreciation and amortization related to continuing operations was $15.7 million for Q4 2012 and $63.1 million for the full year.

CEO Comments

President and CEO Joseph Morone said, “Q4 2012 was another good quarter for Albany International. Both businesses continued to perform well, Adjusted EBITDA was 27 percent higher than in the comparable period in 2011, and cash generation was once again strong and resulted in an additional $20 million reduction in net debt.

“In MC, the market trends of the past several quarters persisted. Sales remained stable in the Americas and China, weakened in Asia outside of China, and were well below 2011 levels in Europe. Pricing was stable around the world except for Europe, where it was under considerable pressure. On a positive note, we did see the first indications during Q4 that the sales decline in Europe might be moderating, as for the first time in over a year, quarterly sales increased on a sequential basis. Our competitive performance continues to be strong, as our market share with the leading papermakers in every region of the world is either holding firm or growing. Gross margins were once again strong and for the third consecutive quarter, exceeded 44 percent. Meanwhile, we decided in Q4 to make a major investment aimed at further enhancing our strength in R&D. For the last few years, at the same time that we have been introducing a steady stream of new products that helps to account for our strong competitive performance, we have been developing an entirely new, proprietary technology platform that offers the potential for an array of new products across all of our product segments. In 2013, we will begin construction of a $15 million facility capable of producing full-scale prototypes of new products based on this new technology platform at our plant in Kaukauna, Wisconsin. Our objective is to accelerate the cycle of exploration, development, scale-up, testing, and market introduction of this new generation of products.

“Our outlook for MC remains unchanged. For both the near and long term, we continue to view this as a business with the potential for flat, year-over-year Adjusted EBITDA. We still expect Adjusted EBITDA in 2013 to be roughly comparable to Adjusted EBITDA in 2012. Because of seasonal effects, we expect a weak Q1, although it is unlikely to be as weak as Q1 2012. This outlook for 2013 and beyond assumes that the conditions in the MC market will reflect the long-term sectoral trends of the paper industry: stability in the Americas, with growth in South America offsetting decline in Canada, and growth in packaging and tissue offsetting decline in newsprint, printing, and writing grades; in Europe, the sharp drops in demand due to the overcapacity in the paper industry should give way to the more predictable, structural declines in the newsprint, printing, and writing grades; and these more structural declines in Europe should be offset by continued growth in Asia. Our margins in Machine Clothing should hold, as long as overall sales continue at current levels and we continue to do an effective job of matching capacity with underlying market conditions and offsetting inflationary increases.

“For AEC, the trend of the past several quarters also continued in Q4. Sales were 41 percent higher than a year ago, while Adjusted EBITDA nearly doubled. The growth was driven primarily by LEAP program activities, which now account for 45 percent of sales (compared to 25 percent in Q4 2011). We continue to make good progress against the major LEAP program milestones – construction of the two plants, development of parts and maturation of the manufacturing process, and production of parts for testing. We also continued to make good progress on the R&D front; of particular note, the development of new composite products with SAFRAN for future upgrades to the LEAP engine, and the continued advancement of our ceramic matrix substrate on Boeing’s Ceramic Matrix Composite Engine Nozzle currently undergoing ground tests on a full-scale engine; flight tests are scheduled later this year.

“As for the outlook for AEC, we expect continued year-over-year strong growth in sales in 2013. For the longer term, while there is still a fair amount of uncertainty, it now appears that AEC’s production of LEAP components will be accelerated by about 12 months. This schedule is still subject to change. In our earlier releases, we suggested that AEC had the potential to reach $120 million in revenue by 2016 and that sales would ramp up rapidly between 2016 and 2019. Assuming this accelerated schedule holds, it now appears possible that AEC will reach $120 million revenue by 2015 and that the ramp-up will occur between 2015 and 2018. Any acceleration of AEC production will require an acceleration of AEC capital spending. Again assuming an accelerated schedule, the peak years for LEAP capital spending will likely be 2013 to 2015, rather than 2014 to 2016 as we had previously assumed.

“In sum, Q4 was another strong quarter for Albany International, and we expect the trends exhibited in Q4 – steady Adjusted EBITDA in MC, strong sales growth in AEC – to continue through 2013. At the same time, 2013 will be a year of substantial investment for future performance, given our decision to invest in the new R&D rapid scale-up facility in MC and the likely acceleration of AEC’s LEAP production.”

CFO Comments

CFO and Treasurer John Cozzolino commented, “The Company generated good cash flow during the quarter with cash balances, mostly held outside of the U.S., increasing to $191 million. Primarily due to that increase in cash, net debt declined about $20 million, as compared to Q3 (see Table 8), to approximately $129 million. Our leverage ratio, as defined in our primary debt agreements, was 1.06 at the end of Q4, while $258 million was available on our $390 million credit facility. On January 25, the Company announced the redemption, at 100 percent of principal, of all remaining 2.25 percent Convertible Senior Notes due 2026, of which an aggregate of $28.4 million in principal amount is outstanding. The redemption date will be March 15, 2013. In addition, the first $50 million of the Company’s debt with Prudential is due in October 2013. The Company expects to finance both debt repayments with borrowings from its bank credit facility.

“Accounts receivable and inventory, excluding currency effects, declined during Q4 as the effect of business growth in AEC was more than offset by continued improvement in Machine Clothing. In accounts receivable, Days Sales Outstanding remained flat at 63 days, compared to Q3, while inventory as a percent of net sales increased from 15.2 percent at the end of Q3 to 15.7 percent at the end of Q4.

“Capital expenditures in Q4 were about $12 million, bringing the full-year 2012 total to just over $37 million. As a result of the apparent acceleration of AEC’s LEAP production requirements, the Company expects capital spending to increase sharply in 2013. We continue to expect that average capital spending during the five-year period 2012 to 2016 will be $70 million per year, although the actual amount of capital spent in each year may vary widely due to changes in production and vendor payment schedules.

“Revaluation of non-functional-currency assets and liabilities generated a total loss of $4 million in Q4. This loss was primarily due to the revaluation of intercompany loans to the euro as well as the revaluation of U.S. dollar cash holdings and trade receivables to the euro.

“Our income tax rate for 2012, exclusive of discrete tax adjustments, was 38.5 percent. Including the utilization of net operating loss carry-forwards and other deferred tax assets, cash paid for income taxes in 2012 was $15.1 million.”

The Company plans a webcast to discuss fourth-quarter 2012 financial results on Thursday, February 7, 2013, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 18 plants in 11 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA from continuing operations, Adjusted EBITDA, sales excluding currency effects, effective income tax rate exclusive of income tax adjustments, net debt, and certain income and expense items on a per-share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its effective Income tax rate, exclusive of Income tax adjustments, by removing Income tax adjustments from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by adding Interest expense net, Income taxes, and Depreciation and Amortization to Net income. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and pension settlement charges, and then adding or subtracting revaluation losses or gains and subtracting building sale gains. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per-share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 6
Quarter ended December 31, 2012
	Pre-tax		After-tax	Shares	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net from continuing operations	$912	$351	$561	31,402	$0.02
Foreign currency revaluation losses from continuing operations	4,015	1,546	2,469	31,402	0.08
Unfavorable effect of change in tax rate	-	1,178	1,178	31,402	0.04
Net discrete income tax benefit from continuing operations	-	1,098	1,098	31,402	0.03

Table 7
Quarter ended December 31, 2011
	Pre-tax		After-tax	Shares	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net from continuing operations	$4,861	$1,609	$3,252	31,283	$0.10
Foreign currency revaluation gains from continuing operations	3,511	1,162	2,349	31,283	0.08
Favorable effect of change in tax rate	-	683	683	31,283	0.02
Net discrete income tax charge from continuing operations	-	16,243	16,243	31,283	0.52

The following table contains the calculation of net debt:

Table 8
	December 31,	September 30,	December 31,
(in thousands)	2012	2012	2011
Notes and loans payable	$586	$276	$424
Current maturities of long-term debt	83,276	33,066	1,263
Long-term debt	235,877	289,129	373,125
Total debt	319,739	322,471	374,812
Cash	190,718	173,939	118,909
Net debt	$129,021	$148,532	$255,903

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about economic and paper industry trends and conditions during 2013 and in future years; sales, EBITDA, Adjusted EBITDA and operating income expectations in 2013 and in future periods in each of the Company’s businesses and for the Company as a whole, the timing and impact of production and development programs in the Company’s AEC business segment; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization, future debt levels and debt covenant ratios, future revaluation gains and losses, and the Company’s ability to reduce costs. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended				Years Ended
December 31,				December 31,

2012	2011			2012	2011

$194,335	$197,400	Net sales		$760,941	$787,287
115,376	120,424	Cost of goods sold		455,545	473,121

78,959	76,976	Gross profit		305,396	314,166
44,439	47,078	Selling, general, and administrative expenses		169,774	174,395
13,943	14,741	Technical, product engineering, and research expenses		52,962	55,846
912	4,861	Restructuring and other, net		7,061	9,317
-	-	Pension settlement expense		119,735	-

19,665	10,296	Operating income/(loss)		(44,136)	74,608
3,991	4,182	Interest expense, net		16,601	18,121
2,567	(2,172)	Other expense/(income), net		7,629	2,639

13,107	8,286	Income/(loss) before income taxes		(68,366)	53,848
5,127	18,279	Income tax expense/(benefit)		(27,523)	32,582

7,980	(9,993)	Income/(loss) from continuing operations		(40,843)	21,266

-	7,794	Income from operations of discontinued business		4,776	24,101
(80)	-	(Loss)/gain on sale of discontinued business		92,296	-
(318)	5,032	Income tax (benefit)/expense on discontinued operations		25,252	10,429
238	2,762	Income from discontinued operations		71,820	13,672
$8,218	($7,231)	Net income/(loss)		$30,977	$34,938

		Earnings per share - Basic
$0.25	($0.32)	Income/(loss) from continuing operations		($1.30)	$0.68
0.01	0.09	Discontinued operations		2.29	0.44
$0.26	($0.23)	Net income/(loss)		$0.99	$1.12

		Earnings per share - Diluted
$0.25	($0.32)	Income/(loss) from continuing operations	*	($1.30)	$0.67
0.01	0.09	Discontinued operations		2.27	$0.44
$0.26	($0.23)	Net income/(loss)		$0.97	$1.11

		Shares used in computing earnings per share:
31,402	31,283	Basic		31,356	31,262
31,681	31,283	Diluted		31,636	31,510

$0.14	$0.13	Dividends per share		$0.55	$0.51

* Due to a loss from continuing operations, year ended 2012 diluted loss per share is equal to the basic per share calculation.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$190,718	$118,909
Accounts receivable, net	171,535	147,511
Inventories	119,183	129,803
Income taxes receivable and deferred	20,594	30,010
Prepaid expenses and other current assets	10,435	13,349
Current assets of discontinued operations	-	67,351
Total current assets	512,465	506,933

Property, plant and equipment, net	420,154	438,953
Intangibles	848	1,079
Goodwill	76,522	75,469
Deferred taxes	123,886	134,644
Other assets	22,822	23,383
Noncurrent assets of discontinued operations	-	50,467
Total assets	$1,156,697	$1,230,928

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$586	$424
Accounts payable	35,117	32,708
Accrued liabilities	103,257	105,104
Current maturities of long-term debt	83,276	1,263
Income taxes payable and deferred	13,552	8,766
Current liabilities of discontinued operations	-	22,446
Total current liabilities	235,788	170,711

Long-term debt	235,877	373,125
Other noncurrent liabilities	136,012	185,596
Deferred taxes and other credits	55,509	71,529
Noncurrent liabilities of discontinued operations	-	14,117
Total liabilities	663,186	815,078

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 36,642,204 in 2012 and 36,540,842 in 2011	37	37
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2012 and 2011	3	3
Additional paid in capital	395,381	391,495
Retained earnings	435,775	422,044
Accumulated items of other comprehensive income:
Translation adjustments	(7,659)	(19,111)
Pension and postretirement liability adjustments	(69,484)	(118,104)
Derivative valuation adjustment	(2,878)	(2,594)
Treasury stock (Class A), at cost 8,467,873 shares in 2012, and 8,479,487 shares in 2011	(257,664)	(257,920)
Total shareholders' equity	493,511	415,850
Total liabilities and shareholders' equity	$1,156,697	$1,230,928

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

Three Months Ended			Years Ended
December 31,			December 31,

2012	2011		2012	2011
		OPERATING ACTIVITIES
$8,218	($7,231)	Net income/(loss)	$30,977	$34,938
		Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
14,131	14,569	Depreciation	56,769	57,502
1,604	2,133	Amortization	6,466	8,883
203	188	Noncash interest expense	1,027	753
2,719	8,780	Change in long-term liabilities, deferred taxes and other credits	(123,887)	237
227	2,241	Provision for write-off of property, plant and equipment	427	2,345
-	-	Write-off of pension liability adjustment due to settlement	118,350	-
(81)	-	(Gain) on disposition of assets	(92,457)	(1,022)
(3)	(40)	Excess tax benefit of options exercised	(40)	(93)
995	843	Compensation and benefits paid or payable in Class A Common Stock	2,790	2,812

		Changes in operating assets and liabilities, net of business acquisitions and divestitures:
1,880	(1,896)	Accounts receivable	(4,990)	(12,082)
3,189	20,355	Inventories	11,565	7,105
843	2,506	Prepaid expenses and other current assets	592	314
(760)	(1,245)	Income taxes prepaid and receivable	9,472	(3,747)
7,539	(2,682)	Accounts payable	3,298	(1,677)
(5,455)	988	Accrued liabilities	7,616	6,124
8,070	(8,175)	Income taxes payable	7,308	2,422
1,466	(367)	Other, net	(776)	455
44,785	30,967	Net cash provided by operating activities	34,507	105,269

		INVESTING ACTIVITIES
(11,809)	(6,833)	Purchases of property, plant and equipment	(37,046)	(24,988)
(7)	(1,594)	Purchased software	(161)	(3,692)
-	-	Proceeds from sale of assets	-	2,860
-	-	Proceeds from sale of discontinued operations	150,654	-
(11,816)	(8,427)	Net cash (used in)/provided by investing activities	113,447	(25,820)

		FINANCING ACTIVITIES
864	13,001	Proceeds from borrowings	46,028	14,386
(3,774)	(28,488)	Principal payments on debt	(102,128)	(65,575)
232	374	Proceeds from options exercised	1,311	789
3	40	Excess tax benefit of options exercised	40	93
(8,787)	(4,056)	Dividends paid	(21,315)	(15,616)
(11,462)	(19,129)	Net cash (used in) financing activities	(76,064)	(65,923)

(4,728)	(725)	Effect of exchange rate changes on cash and cash equivalents	(81)	(3,373)

16,779	2,686	Increase in cash and cash equivalents	71,809	10,153
-	(7,887)	Change in cash balances of discontinued operations	-	(9,169)
173,939	124,110	Cash and cash equivalents at beginning of period	118,909	117,925
$190,718	$118,909	Cash and cash equivalents at end of period	$190,718	$118,909

CONTACT:
Investors:
Albany International Corp.
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Albany International Corp.
Susan Siegel, 603-330-5866
susan.siegel@albint.com
or
Kekst and Company for Albany International
Michael Herley, 212-521-4897
michael-herley@kekst.com